EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 1, 2010, by and between Tootie Pie Company, Inc., a Nevada corporation (the “Company”), and Don L. Merrill, Jr., an individual residing in Texas (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently employed as Chief Executive Officer of the Company;

WHEREAS, the Company wishes to ensure that it will continue to have the benefits of Employee’s services on the terms and conditions hereinafter set forth; and

WHEREAS, Employee desires to work for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.             Employment; Term.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth herein.  The term of employment shall commence upon the Effective Date and shall continue for a period of five (5) years through November 30, 2015 (the “Term”), unless earlier terminated in accordance with Section 5 hereof.

2.             Employment.

(a)           The Company hereby agrees to employ Employee as Chief Executive Officer for the Term.  Employee agrees to serve in such capacity and shall have primary responsibility for the operation of the business of the Company and such other duties, responsibilities and authority, commensurate with such position as shall be assigned to him by the Board of Directors (the “Board”).

(b)           Employee shall devote Employee’s full business time and attention to Employee’s duties on the Company’s behalf.

3.             Compensation.

(a)           The Company shall pay Employee a base salary of One Hundred Five Thousand Dollars ($105,000) per annum (the “Base Salary”), payable in accordance with the Company’s then existing payroll practices and subject to all legally required or customary withholdings and other applicable taxes.  Executive shall be considered for an annual increase in Base Salary upon meeting performance standards reasonably established by the Board or otherwise based on performance as reasonably determined by the Board.

(b)           Employee will receive a cash bonus of $25,000 or 95,500 shares of stock at Employee’s option to recognize Employee’s performance during the fiscal year ended March 31, 2011.  Such bonus will be paid no later than December 31, 2010.

(c)           In consideration of Employee’s agreements hereunder, and as further performance incentive, the Company will issue to Employee two hundred eighty-six thousand (286,000) shares of common stock (the “Restricted Shares”) together with two hundred eighty-six thousand (286,000) warrants (the “Restricted Warrants”) providing Employee the right and priviledge to purchase a similar number of shares of common stock at a purchase price of $0.55 per share (the closing price as of November 11, 2010).  Said restricted common shares and restricted warrants shall be issued to Employee on January 15, 2011, subject to Employee’s execution hereof and pursuant to the Company’s Employee Stock Plan approved by the Board at a special meeting of Board of Directors on November 11, 2010.  Said restricted shares and warrants will have a five-year vesting schedule such that Employee can sell no more than one fifth of the restricted shares nor purchase more than one fifth of the restricted warrants per year, assuming compliance with all State and Federal laws regarding sales of restricted securities.  As further illustration, Employee shall vest in one fifth (57,200) of said restricted shares and warrants as of April 1, 2011 followed by a similar amount each subsequent April 1st until April 1, 2015 so long as Employee remains employed by the Company in accordance with and subject to the terms and conditions set forth herein.

(d)           Employee may also be eligible to receive in addition to the compensation outlined above an annual bonus award (“Annual Bonus”) based on the achievement of certain goals as established from time to time by the Board or Committee of the Board

4.             Benefits.

               (a)          The Company agrees to reimburse Employee for all reasonable out-of-pocket business expenses incurred by Employee in the normal course of business in connection with the performance of Employee’s duties under this Agreement in accordance with the Company’s policy as it may be amended from time to time.  The Company shall make such reimbursements within a reasonable amount of time after submission by Employee of vouchers, receipts, credit card bills or other documentation in accordance with the Company’s then applicable policies and procedures.  In addition, the Company shall pay Employee’s monthly business-related cellular telephone bill.

(b)           Employee shall be entitled to participate in any and all medical insurance, group health care programs, disability insurance, pension and other benefit plans which are made generally available by the Company to other similarly situated senior level employees of the Company performing similar functions as Employee.  The Company, in its sole discretion, may at any time amend or terminate its benefit plans or programs.

(c)           Employee shall receive an automobile allowance of up to five hundred fifty dollars ($550) per month.

(d)           Employee shall be entitled to three weeks paid vacation per annum.

(e)           Employee shall be entitled to such other benefits as are generally available to other similarly situated senior level employees of the Company performing similar functions as Employee.

5.             Termination.  Employee’s employment hereunder may be terminated under the following circumstances:

(a)           Death.  Employee’s employment hereunder shall terminate immediately upon Employee’s death.

(b)           Disability.  The Company may terminate Employee’s employment hereunder at any time after Employee becomes “Disabled.”  For purposes of this Agreement, Employee shall be “Disabled” upon Employee’s inability to perform the essential functions of the duties and responsibilities contemplated under this Agreement as determined in the reasonable judgment of a physician licensed in the State of Texas, selected by the Company.  Such termination shall become effective five business days after the Company gives written notice of such termination to Employee or to his legal representative, in accordance with Section 9 hereof.

(c)           Termination by the Company without Cause.  The Company may terminate Employee’s employment hereunder without Cause (as hereinafter defined) at any time after providing written notice to Employee.

(d)           Termination by the Company for Cause.  The Company may terminate Employee’s employment hereunder for Cause at any time after providing written notice to Employee, which notice shall provide in reasonable detail the reason(s) for such termination.  For purposes of this Agreement, “Cause” shall mean any of the following: (i) Employee’s willful or intentional failure or refusal to perform or observe any of Employee’s significant duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement where such failure or refusal shall not have ceased or been remedied within thirty days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (x) such matters as are not curable, or (y) repeated violations of this clause (i); (ii) acts or omissions by Employee involving Employee’s gross negligence related to the discharge of Employee’s duties; (iii) any act or failure to act by Employee constituting fraud or involving a knowing, willful or intentional misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”); (iv) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; (v) any willful or intentional act or omission by Employee which is intended to or which materially injures the reputation, business or business relationships of the Company, or Employee’s reputation or business relationships; (vi) alcoholism, drug abuse or other substance abuse having a material adverse effect on the performance of Employee’s duties hereunder; or (vii) Employee’s willful or intentional failure or refusal to comply with any reasonable and lawful request or direction of the Company not contrary to the provisions of this Agreement, where such failure or refusal shall not have ceased or been remedied within thirty days following written warning from the Company, provided that such obligation to provide written warning and the related right to cure shall not apply to (x) such matters as are not curable, or (y) repeated violations of this clause (vii).

(e)           Termination by Employee.  Employee may terminate Employee’s employment hereunder at any time, after providing thirty days-prior written notice to the Company.

6.             Compensation Following Termination Prior to the End of the Term.  In the event that Employee’s employment hereunder is terminated prior to the end of the Term, Employee shall be entitled only to the following compensation and benefits upon such termination:

(a)           Termination by Reason of Death or Disability.  In the event that Employee’s employment is terminated by reason of Employee’s death or Disability, respectively, the Company shall pay the following amounts to Employee (or Employee’s spouse or estate, as applicable):

(i)           Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)           In the event of Disability, an additional six months of Base Salary.  Additionally, in the event of Disability, Employee will remain covered on the Company’s health and dental insurance for up to eighteen months insurance on the same terms as when Employee was employed by the Company.

(iii)           Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(iv)           A pro rata share, based on the portion of the fiscal year in which Employee was employed at the time of his death or Disability, of the Annual Bonus to which Employee would have been entitled had Employee remained employed by the Company through the end of the then current fiscal year (as determined pursuant to Section 3(b) hereof).  Such amount shall be paid as soon as reasonably practicable following the calculation thereof at the end of such fiscal year.

Except as otherwise specifically provided herein, in the event Employee’s employment is terminated pursuant to this Section 6(a), the benefits to which Employee may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(b)           Termination by the Company for Cause or by Employee  In the event that Employee’s employment hereunder is terminated by the Company for Cause or by Employee, the Company shall pay the following amounts to Employee:

(i)           Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)           Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

And the Employee shall return to the Company within 10 days of said termination, stocks shares and warrants previously awarded to Employee pursuant to Paragraph 3(c) above for which Employee has not yet been vested pursuant to the schedule outlined in Paragraph 3(c).

(c)           Termination by the Company Without Cause

(A)           In the event that Employee’s employment hereunder is terminated by the Company without cause, the Company shall pay the following amounts to Employee:

(i)           Any accrued but unpaid Base Salary (as determined pursuant to Section 3(a) hereof) for services rendered to the date of termination.

(ii)          Any accrued but unpaid expenses required to be reimbursed pursuant to Section 4(a) hereof.

(iii)         Base Salary for a period of six months from the date of termination payable in a lump sum at the time of termination.

(iv)        Access to benefits and insurance for a period of twelve months from the date of termination on the same terms as when Employee was employed including Company contributions. (Assuming the Company offers a plan at the time).

(v)        Within ten business days following termination, the Employee will provide a statement to the Company indicating how many shares of common stock he holds.  Within two weeks following the receipt of such statement, the Company may repurchase any shares of common stock of the Company held by Employee at purchase price equal to 125% of the closing price on the date of termination.   However, the Company shall not repurchase any common stock such that, along with any benefits listed in this Section 6(c), will require the Company to exceed the 2.99 limit in IRS Tax Sections 280G and 4999.

(B)           Except as otherwise specifically provided herein, in the event Employee’s employment is terminated pursuant to this Section 6(c), the benefits to which Employee may be entitled upon such termination pursuant to the plans, programs and arrangements referred to in Section 4(b) hereof shall be determined and paid in accordance with the terms of such plans, programs and arrangements.

(d)           General.  In the event that Employee’s employment is terminated for any reason, Employee shall cease to be an employee of the Company for all purposes, and, except as may be provided under this Agreement or under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Employee at the time of Employee’s termination prior to the end of the Term, shall have no right to receive any other compensation, employee benefits or perquisites, or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination.  In the event that Employee’s employment is terminated for any reason, the Company’s payment of salary and other amounts specifically provided for in the applicable previous paragraph of this Section 6 shall constitute complete satisfaction of all payment obligations of the Company to Employee pursuant to this Agreement, and Employee’s rights set out in this Section 6 shall constitute Employee’s sole and exclusive rights and remedies as a result of any actual or constructive termination of his employment hereunder.

7.             Non-Competition and Non-Solicitation; Non-Disclosure of Proprietary Information; Surrender of Records; Company Property.

(a)           General. Employee agrees to restrict Employee’s actions as provided for in this Section 7.  Employee understands that the provisions of this Section 7 may limit Employee’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts provided under Section 3 hereof, are sufficient to justify the restrictions contained in such provisions.  In consideration thereof, and in light of Employee’s education, skills and abilities, Employee agrees that Employee will not assert in any forum that the provisions of this Section 7 prevent Employee from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

(b)           Non-Competition.  Employee acknowledges and recognizes the highly competitive nature of the Company’s business and that Employee’s position with the Company and access to the Company’s confidential records and proprietary information renders Employee special and unique.  In consideration of payments made and to be made by the Company to Employee pursuant to this Agreement (including, without limitation, pursuant to Section 3 hereof), Employee agrees that (A) during the Term  or (B) in the event Employee’s employment is terminated prior to the end of the Term, until three years from the termination of this Agreement, Employee will not, directly or indirectly, in the United States or any other place in which the Company then does business, engage in, or be affiliated in any manner with any individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust and trustee, executor, administrator or other legal or personal representative, or any government or agency or political subdivision thereof (any of the foregoing, a “Person”) engaged in, the business of manufacturing, marketing, distributing and/or selling (A) pies or other pre-made high-end desserts; (B) any other product categories the Company is actively manufacturing, marketing, distributing and/or selling as of the date of termination or expiration of this Agreement; or (C) any other product categories manufactured, marketed, distributed and/or sold by the Company during the Term.

(c)           Non-Solicitation.  In further consideration of the payments made and to be made by the Company to Employee pursuant to this Agreement (including, without limitation, pursuant to Section 3 hereof), Employee agrees that (A) during the Term  or (B) in the event Employee’s employment is terminated prior to the end of the Term, until three years from the termination of this Agreement, Employee shall not, directly or indirectly, on his own behalf or on behalf of any Person, (A) advise or encourage any employee, agent, consultant, representative, customer, licensor, vendor or supplier of the Company to terminate his, her or its relationship with the Company, or (B) solicit or attempt to solicit or participate in the solicitation of or employ or otherwise engage any employee, agent, consultant or representative of the Company, or otherwise encourage any such person to become an employee, agent, representative or consultant of or to any other Person.

(d)           Proprietary Information.  Employee acknowledges that during the course of Employee’s employment with the Company Employee will necessarily have access to and make use of proprietary information and confidential records of the Company.  Employee covenants that Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), directly or indirectly, use for Employee’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information of which Employee has knowledge to any person or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law.  Employee acknowledges and understands that the term “proprietary information” includes, but is not limited to, patents, copyrights and trade secrets, including, without limitation: (i) the proprietary software products, programs, applications and processes utilized by or on behalf of the Company to the extent such information is unique to the Company or is not known to others outside the Company; (ii) the name and/or address of any customer, licensor or vendor of the Company, to the extent confidential, or any proprietary information concerning the transactions or relations of any customer of the Company with the Company or any of its principals, directors, employees or agents; (iii) any proprietary information concerning any product, technology or procedure employed by or on behalf of the Company but not generally known to its customers or competitors, or under development by or being tested by or on behalf of the Company but not at the time offered generally to customers; (iv) any information which is generally regarded and treated as confidential or proprietary in any line of business engaged in by or on behalf of the Company; (v) information belonging to customers or affiliates of the Company or any other individual or entity which the Company has agreed to hold in confidence (provided that Employee has knowledge of the Company’s duty to hold such third-party information in confidence); and (vi) all written, graphic or other material relating to or containing any of the foregoing.  The term “proprietary information” shall not include information generally available to or known by the public or in the industry, or information that is or becomes available to Employee on a non-confidential basis from a source other than the Company or the Company’s stockholders, principals, directors, officers, employees or agents (other than as a breach of any obligation of confidentiality).

(e)           Confidentiality and Surrender of Records.  Employee shall not, during the Term or any time thereafter (irrespective of the circumstances under which Employee’s employment with the Company terminates), except as required by law or as is necessary for the performance of Employee’s duties hereunder, directly or indirectly, publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any Person, and Employee shall not retain, and shall deliver promptly to the Company, any of the same following termination of Employee’s employment for any reason or upon request by the Company.  The term “confidential records” means all correspondence, memoranda, files, manuals, books, designs, sketches, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment for records of any kind which may be in Employee’s possession or under Employee’s control or accessible to Employee which may contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

(f)           Disclosure Required by Law.  In the event Employee is required by law or court order to disclose any proprietary information or confidential records of the Company, Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, Employee shall furnish only that portion of the proprietary information that is legally required as determined by counsel to the Company.

(g)           No Other Obligations.  Employee represents and warrants to the Company that Employee is not precluded or limited in Employee’s ability to undertake or perform the duties described herein by any contract, agreement, or restrictive covenant.  Employee covenants that Employee shall not employ the trade secrets or proprietary information of any other Person in connection with Employee’s employment by the Company.

(h)            Company Property.  All rights (if any) in reports, materials, inventions, processes, discoveries, improvements, modifications, know-how or trade secrets conceived, developed or otherwise made by Employee during the Term, alone or with others, and in any way relating to the present or future products or business of the Company (collectively, the “Developments”), shall be the sole property of the Company.  Employee agrees to, and hereby does, assign to the Company for no consideration all of Employee’s right, title and interest in and to all Developments.  Employee agrees that all such Developments that are copyrightable shall constitute works made for hire under the copyright laws of the United States and Employee hereby assigns to the Company all copyrights and other proprietary rights Employee may have in any such Developments to the extent that they might not be considered works made for hire.  Employee shall make and maintain adequate and current written records of all Developments, and shall disclose all Developments fully and in writing to the Company promptly after development of the same, and at any time upon request.

8.             No Third Party Rights.  The parties do not intend the benefits of this Agreement to inure to any person or entity not a party to this Agreement (other than to the spouse or estate of Employee in the case of death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).  Notwithstanding anything contained in this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against any party by any person or entity not a party to this Agreement (other than the spouse or estate of Employee in the case of the death or Disability of Employee, in which case such spouse or estate shall be entitled to only those rights set forth in Section 6(a) hereof).

9.             Notices.  Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been duly given upon personal delivery to the party to be notified or three (3) days after being mailed by United States certified or registered mail, postage prepaid, return receipt requested or one (1) day after being sent by Federal Express or other recognized overnight delivery to such address as each may specify by notice to the other.

10.           Assignability; Binding Effect.  This Agreement is a personal contract calling for the provision of unique services by Employee, and Employee’s obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  In the event of any attempted assignment or transfer of obligations hereunder by Employee contrary to the provisions hereof, the Company will have no further liability for payments hereunder.  The rights and obligations of the Company hereunder will be binding upon and inure to the benefit of the successors and assigns of the Company.

11.           Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement shall not be modified or amended except by a written instrument duly executed by each of the parties hereto.  Any waiver of any term or provision of this Agreement shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof.

12.           Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

13.           Survivability.  The provisions of this Agreement, which by their terms call for performance subsequent to termination of Employee’s employment hereunder, or of this Agreement, shall survive such termination.

14.           Counterparts and Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.  Facsimile signatures shall be given the same legal effect as original signatures.  All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

15.           Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of Texas, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

TOOTIE PIE COMPANY, INC.

By:	/s/ Dan Gostylo
Name: Dan Gostylo
Title: Director

EMPLOYEE

/s/ Don L. Merrill, Jr.
DON L. MERRILL, JR